Exhibit 10.50

AMENDMENT NO. 1 TO OPTION AGREEMENTS

February 2, 2009

This Amendment No. 1 to Option Agreements (this “Amendment”) is hereby entered into by and between Palm, Inc. (the “Company”) and Donna L. Dubinsky (“Ms. Dubinsky”).

WHEREAS, Ms. Dubinsky has been granted options by the Company as set forth on Schedule A attached hereto (the “Options”); and

WHEREAS, it is contemplated that Ms. Dubinsky’s service on the Company’s board of directors will terminate on or about February 2, 2009.

NOW, THEREFORE, the parties hereto agree as follows:

1. Exercisability of Options. Upon the termination of Ms. Dubinsky’s service on the Company’s board of directors, the Options, to the extent vested as of the date of termination of Ms. Dubinsky’s service on the Company’s board of directors, will remain exercisable for a period of one (1) year following the date of such termination, but in no event will any Option be exercisable later than the expiration of the term of the relevant Option as set forth in the applicable option agreement and/or notice of grant. Nothing contained in this Amendment is intended to accelerate, increase or otherwise change the vesting of the Options.

2. Remaining Terms. Except as expressly set forth in Section 1 above regarding the period of exercisability of the Options, the terms and conditions of the Options shall remain in full force and effect and shall not be amended hereby.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first set forth above.

PALM, INC.		DONNA L. DUBINSKY

By:	/s/ Edward T. Colligan	/s/ Donna L. Dubinsky
	Edward T. Colligan	Donna L. Dubinsky
President and CEO

Dated: February 2, 2009		Dated: February 2, 2009